Etsy, Inc. Reports Second Quarter 2023 Results
Brooklyn, NY - August 2, 2023 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its second quarter ended June 30, 2023.
“The Etsy marketplace’s active buyers reached an all-time high in the second quarter, signaling the relevance of our brand and our ability to create opportunities for our sellers. This growth in buyers helped our core marketplace return to year-over-year GMS growth in May and June, and we are pleased to see GMS growth continue into the beginning of the third quarter," said Josh Silverman, Etsy, Inc. Chief Executive Officer. "We believe we can unlock significant growth opportunities by making Etsy a more organized, curated, and reliable place to shop, and we are aligning our investments and efforts with initiatives that move us toward this vision. Our teams are working with speed and agility to execute on our ambitious roadmap and continue serving our global community.”
Second quarter 2023 performance highlights include:
•Consolidated GMS was largely flat at $3.0 billion, down 0.6% year-over-year and down 0.4% on a currency-neutral basis.
•Etsy marketplace GMS was $2.6 billion, down 0.7% year-over-year and down 0.4% on a currency-neutral basis.
◦Growth in active buyers accelerated to a 3% year-over-year increase in the second quarter and reached a new all time high of 91 million. We acquired 6 million new buyers, reactivated 21% more buyers than during the prior year period, and retained active buyers at levels above pre-pandemic rates on a trailing twelve month basis. On a quarterly basis, active buyer retention trends improved both from the prior year and prior quarter.
◦While GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 6% year-over-year to $128 in the second quarter, trends in this metric began to stabilize on a sequential basis. Our number of habitual buyers was largely flat on a sequential basis at 7 million, another encouraging early sign of stabilization, as the strong pandemic related periods have fully rolled out of the trailing twelve month metric.
◦GMS ex-U.S. domestic for the Etsy marketplace was 47% of overall GMS, with GMS ex-U.S. domestic up 5% year-over-year as positive year-over-year growth resumed in the second quarter.
•Consolidated revenue was $628.9 million, up 7.5% versus the second quarter of 2022, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 20.9%.
•Consolidated net income was $61.9 million, down $11.2 million year-over-year, reflecting an impairment charge of the property and equipment and intangible assets of Elo7 for $68.1 million, offset in part by a related tax benefit of $15.0 million. Additionally, there was a $54.0 million tax benefit related to Elo7. Consolidated net income margin (i.e., net income divided by revenue) was approximately 9.8% and diluted net income per share was $0.45.
•Consolidated non-GAAP Adjusted EBITDA was $166.2 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 26.4%.
•Etsy ended the second quarter with $1.2 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the second quarter of 2023, Etsy repurchased an aggregate of approximately $39 million, or 411,421 shares, of its common stock. On June 14, 2023, Etsy’s Board of Directors authorized a new $1 billion repurchase program.

Second Quarter 2023 Financial Summary
(in thousands, except percentages; unaudited)

The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended June 30,		% (Decline) Growth Y/Y		Six Months Ended June 30,		% (Decline) Growth Y/Y
	2023	2022			2023	2022
GMS (1)	$3,012,504	$3,029,777	(0.6)%		$6,113,862	$6,282,164	(2.7)%
Revenue	$628,876	$585,135	7.5%		$1,269,753	$1,164,401	9.0%
Marketplace revenue	$452,957	$439,549	3.1%		$920,473	$867,240	6.1%
Services revenue	$175,919	$145,586	20.8%		$349,280	$297,161	17.5%
Gross profit	$440,238	$413,714	6.4%		$885,662	$819,985	8.0%
Operating expenses	$442,610	$341,153	29.7%		$809,835	$663,109	22.1%
Net income	$61,915	$73,123	(15.3)%		$136,452	$159,232	(14.3)%
Net income margin	9.8%	12.5%	(270)	bps	10.7%	13.7%	(300)	bps
Adjusted EBITDA (Non-GAAP)	$166,235	$162,704	2.2%		$336,578	$321,902	4.6%
Adjusted EBITDA margin (Non-GAAP)	26.4%	27.8%	(140)	bps	26.5%	27.6%	(110)	bps

Active sellers (2)	8,312	7,403	12.3%		8,312	7,403	12.3%
Active buyers (2)	96,250	93,947	2.5%		96,250	93,947	2.5%
Percent mobile GMS	68%	66%	200	bps	68%	66%	200	bps
Percent GMS ex-U.S. Domestic (1)	45%	43%	200	bps	45%	44%	100	bps
(1)Consolidated GMS for the three and six months ended June 30, 2023 includes Etsy marketplace GMS of $2.6 billion and $5.3 billion, respectively. Percent GMS ex-U.S. domestic for the Etsy marketplace for the three and six months ended June 30, 2023 was 47% and 46%, respectively.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 6.3 million and 90.6 million, respectively, as of June 30, 2023.
To provide consistency with our calculation of GMS, beginning in the first quarter of 2023, we have reported our mobile GMS, GMS ex-U.S. domestic, and Non-U.S. domestic GMS as a percentage of GMS net of refunds. We did not apply this change to prior periods as the impact was immaterial to such periods. For information about how we otherwise define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

“Etsy’s consolidated GMS was $3 billion, about flat compared to last year, and revenue grew 7.5% to $629 million, with strength from Etsy Ads and growth in payments revenue,” said Rachel Glaser, Chief Financial Officer. “We gained leverage on marketing, helping to drive very strong adjusted EBITDA margin of 26.4%. We are encouraged to report the second consecutive quarter of positive year-over-year growth in Etsy marketplace active buyers, improvement in GMS trends in some of our top categories, and early signs that both GMS per buyer and habitual buyer trends are stabilizing. At the midpoint, our third quarter consolidated GMS guidance assumes slightly positive year-over-year GMS growth.”

Second Quarter 2023 Operating Highlights

Etsy marketplace’s product roadmap remains aligned with our long-term ‘Right to Win’ strategy, which is focused on delivering best-in-class search and discovery, improving human connections between buyers and sellers, making Etsy a trusted brand and highlighting our sellers’ unique items. Select second quarter 2023 product development, marketing, and other operational highlights are outlined below.
Product Highlights
Making Etsy More Curated and Organized
•We continued to invest in Search & Discovery to make Etsy more curated and organized. Several initiatives during the quarter positively impacted our average order value, such as elevating the best of Etsy by incorporating Etsy’s Pick listings into our search results for weddings, vintage items, and certain occasions.
•We improved the buyer experience by making purchasing journeys more efficient. For example, in our ‘Suggested’ filter, we prioritized listings with useful item details and higher-rated reviews, and we moved price and sale details above the listing title to better emphasize key information. We also added recommendations to our homepage by providing buyers organized shopping pathways based on the perceived mission, which drove conversion higher.
•We made progress creating category experiences and building brand association for Home & Living, Style, and Gifting purchase occasions. We added a curated ‘Shop the Look’ in Home & Living on our homepage, driving higher conversion. We launched Etsy Registry to shoppers globally, with Registry GMS growing on an overall steady weekly trajectory from the May launch through the end of June. Since the success of that launch, we’ve fast-tracked our expansion to more categories, including a baby Registry, which will be live this month. Early indications are that our ‘Etsy has it’ campaigns in our top three markets, which emphasize Home & Living, Style, and Gifting, are driving brand association for these purchase occasions.
Making Shopping on Etsy More Reliable and Joyful
•Our fulfillment improvement initiatives are an important component of making Etsy an even more trusted brand. During the quarter, we added local delivery signals to United States listings, making it easier for buyers to find sellers in their specific region or state. In addition to improving the buyer experience and driving up conversion rate, this initiative is an important component of our plans to achieve Net Zero emissions by 2030.
Helping Sellers Sustainably Expand their Business
•Etsy Ads was once again a key driver of revenue growth. During the quarter, we utilized multiple data retrieval systems to increase the relevance of paid ads, including the integration of XWalk, our real-time retrieval engine. We also drove increases in GMS by more heavily weighting the potential conversion of a listing, prioritizing ads more likely to convert in our ranking system.
•We are investing in our sellers by providing them the tools and insights needed to grow. For example, we launched our ‘Make an Offer’ feature that provides United States vintage shop owners the option to receive offers from buyers, allowing sellers to drive sales and build longer term buyer relationships. This feature experienced strong opt-in rates among vintage sellers (nearly 20%) and high engagement among habitual buyers. In addition, we held another highly successful EtsyUp event, reaching a record number of seller registrations and generating close to one million views across all content during the quarter.
Marketing Highlights
•We are focused on bringing buyers back to the platform faster and for more shopping missions. Our CRM initiatives performed well during the quarter, with transactional email optimizations driving meaningful incremental GMS. For example, we enhanced our shipping and delivery notification emails in the United States by including personalized category recommendations for buyers, which drove conversion and frequency higher.
•We expanded performance marketing investments from 13 to 20 non-core countries, now including the Czech Republic, Greece, Hungary, Poland, Portugal, Romania, and Slovakia. We launched an English language ‘Megafeed’ for performance marketing investment in select European countries. This new capability allows us to welcome new buyers who may be searching in English but located in these countries. Where launched, this initiative drove incremental GMS and resulted in a meaningful increase in the rate of new buyer acquisition.

•We created several important brand moments during the quarter. We released a new “Creator Collab” with award-winning artist and entrepreneur John Legend, featuring handcrafted home decor and wardrobe staples produced in partnership with female sellers from the Etsy Uplift Initiative and other underrepresented communities. To date, we’ve seen this collection deliver above average order value and strong awareness, engagement, and frequency. We also held our 5th annual Etsy Design Awards, with over 30% increase in seller submissions from 2022, our highest level to date.
Impact Highlights
•We made progress on our Impact strategy, reflecting the positive effect we want to have on the world. The artisans of Etsy’s Uplift Makers program hit a major milestone during the quarter, collectively generating $1 million in sales on Etsy. Disability:IN, the leading global nonprofit resource for business disability inclusion, highlighted Etsy as a ‘Best Place to Work for Disability Inclusion.’ We also published a Human Rights Commitment, which can be found on the Investor Relations website.
Subsidiary Marketplace Highlights

Reverb launched significant changes to its catalog and taxonomy, making it easier for buyers to find, sort, and compare gear. Reverb also highlighted newly listed items on its homepage and simplified the checkout process, driving conversion higher. As part of its affordability focus, Reverb introduced new offer and negotiation tools, as well as provided greater seller guidance on pricing competitively.

Depop offered new personalized recommendations that incorporate a user’s prior actions and improved search relevance across search types. Building on the success of the ‘Make an Offer’ program, Depop launched seller-initiated offers with enhanced pricing guidance. Depop also expanded its performance marketing data feeds to additional listings, driving a strong increase in paid marketing contribution. Seller adoption of its ‘Boosted Listings’ onsite ads platform increased, and Depop launched a buy now, pay later option in the United States.

On July 18, 2023 we announced an agreement to sell the parent holding company of Elo7, our Brazil-based handmade goods marketplace, to Enjoei S.A. in Brazil. On a consolidated basis, while slightly dilutive to GMS, this sale is expected to have a modestly positive impact to adjusted EBITDA.
Commenting on this decision, Mr. Silverman said, “Although the Elo7 team has worked very hard to build a beloved marketplace and vibrant community in Brazil, we have not seen the performance we had anticipated when we made this acquisition two years ago, in part due to the recent macroeconomic environment. Given these circumstances, we believe this is the best outcome for Etsy, our stockholders and other stakeholders, and Elo7 and its employees, as well as the Elo7 buyer and seller communities.” Following the close of the transaction, Etsy’s House of Brands will include the three scaled, global marketplaces Etsy, Reverb, and Depop.

Financial Guidance and Outlook
Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the third quarter of 2023 is:

GMS:         $2.95B to $3.10B

Revenue:        $610M to $645M

Adjusted EBITDA
margin:        27-28%

Please note that our guidance assumes currency exchange rates remain unchanged at current levels. In our guidance, we have assumed that the pending sale of Elo7 is completed during the middle of the third quarter.

With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange (gain) loss, and acquisition-related expenses, and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and musical instrument marketplace Reverb. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Sr. Director, Communications and Strategic Partnership
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2023 and underlying assumptions; our short- and long-term growth potential and ability to reignite growth; our ability to attract, engage, retain, reactivate, and grow buyers and sellers; our investment approach, its positive impact on our growth and profitability, and our ability to make to make the Etsy marketplace more organized, curated, and reliable; the future of search on our marketplaces; and the expected timing and impact of the proposed sale of Elo7. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces and our ability to support our recent growth; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) macroeconomic events that are outside of our control; (8) operational and compliance risks related to our payments systems; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) our ability to demonstrate progress against our environmental, social, and governance Impact strategy; (13) our efforts to expand internationally; (14) the closing of the proposed sale of Elo7; (15) acquisitions that may prove unsuccessful or divert management attention; (16) regulation in the area of privacy and protection of user data; and (17) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$841,512	$921,278
Short-term investments	235,263	250,413
Accounts receivable, net	22,594	27,888
Prepaid and other current assets	93,240	80,203
Funds receivable and seller accounts	221,147	233,961
Total current assets	1,413,756	1,513,743
Restricted cash	5,341	5,341
Property and equipment, net	243,129	249,744
Goodwill	138,076	137,724
Intangible assets, net	474,201	535,406
Deferred tax assets	170,477	121,506
Long-term investments	73,983	29,137
Other assets	49,789	42,360
Total assets	$2,568,752	$2,634,961
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$14,997	$28,757
Accrued expenses	231,673	331,234
Finance lease obligations—current	4,674	4,731
Funds payable and amounts due to sellers	221,147	233,961
Deferred revenue	14,411	14,008
Other current liabilities	16,317	19,064
Total current liabilities	503,219	631,755
Finance lease obligations—net of current portion	102,618	105,699
Deferred tax liabilities	28,982	44,735
Long-term debt, net	2,281,684	2,279,640
Other liabilities	116,424	120,406
Total liabilities	3,032,927	3,182,235
Total stockholders' deficit	(464,175)	(547,274)
Total liabilities and stockholders' deficit	$2,568,752	$2,634,961

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$628,876	$585,135	$1,269,753	$1,164,401
Cost of revenue	188,638	171,421	384,091	344,416
Gross profit	440,238	413,714	885,662	819,985
Operating expenses:
Marketing	165,870	164,068	337,184	318,348
Product development	121,988	102,095	237,912	191,571
General and administrative	86,661	74,990	166,648	153,190
Asset impairment charges	68,091	—	68,091	—
Total operating expenses	442,610	341,153	809,835	663,109
(Loss) income from operations	(2,372)	72,561	75,827	156,876
Other income, net	7,786	601	10,858	2,273
Income before income taxes	5,414	73,162	86,685	159,149
Benefit (provision) for income taxes	56,501	(39)	49,767	83
Net income	$61,915	$73,123	$136,452	$159,232
Net income per share attributable to common stockholders:
Basic	$0.50	$0.58	$1.10	$1.25
Diluted	$0.45	$0.51	$0.98	$1.11
Weighted-average common shares outstanding:
Basic	123,463,325	127,088,053	123,971,210	127,171,302
Diluted	141,010,561	145,683,336	142,010,943	146,373,492

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$136,452	$159,232
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	145,964	113,628
Depreciation and amortization expense	46,118	49,781
Provision for expected credit losses	10,258	5,409
Foreign exchange loss (gain)	2,289	(10,164)
Deferred benefit for income taxes	(67,568)	(14,941)
Asset impairment charges	68,091	—
Other non-cash (income) expense, net	(1,395)	4,658
Changes in operating assets and liabilities	(148,307)	(122,305)
Net cash provided by operating activities	191,902	185,298
Cash flows from investing activities
Purchases of property and equipment	(3,852)	(5,633)
Development of internal-use software	(12,603)	(11,567)
Purchases of investments	(197,565)	(133,642)
Sales and maturities of investments	171,307	124,370
Net cash used in investing activities	(42,713)	(26,472)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(49,256)	(39,787)
Repurchase of stock	(187,037)	(124,736)
Proceeds from exercise of stock options	5,755	5,458
Payment of debt issuance costs	(2,186)	(25)
Settlement of convertible senior notes	(90)	(32)
Payments on finance lease obligations	(3,150)	(3,188)
Other financing, net	(278)	(4,335)
Net cash used in financing activities	(236,242)	(166,645)
Effect of exchange rate changes on cash	7,287	(13,503)
Net decrease in cash, cash equivalents, and restricted cash	(79,766)	(21,322)
Cash, cash equivalents, and restricted cash at beginning of period	926,619	785,537
Cash, cash equivalents, and restricted cash at end of period	$846,853	$764,215

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS (decline) / growth for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2023	(0.6)%	(0.4)%	(0.2)%	(2.7)%	(1.5)%	(1.2)%
June 30, 2022	(0.4)%	2.6%	(3.0)%	1.6%	3.7%	(2.1)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating (income) expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; and asset impairment charges. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not reflect asset impairment charges; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$61,915	$73,123	$136,452	$159,232
Excluding:
Interest and other non-operating (income) expense, net	(5,934)	2,557	(11,623)	5,847
(Benefit) provision for income taxes	(56,501)	39	(49,767)	(83)
Depreciation and amortization	22,946	25,027	46,118	49,781
Stock-based compensation expense (1)	77,281	64,357	145,964	113,628
Foreign exchange (gain) loss	(1,852)	(3,158)	765	(8,120)
Acquisition-related expenses	289	759	578	1,617
Asset impairment charges	68,091	—	68,091	—
Adjusted EBITDA	$166,235	$162,704	$336,578	$321,902
Divided by:
Revenue	$628,876	$585,135	$1,269,753	$1,164,401
Adjusted EBITDA margin	26.4%	27.8%	26.5%	27.6%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of revenue	$8,171	$6,265	$15,417	$10,456
Marketing	6,107	5,837	11,369	9,469
Product development	38,220	33,153	74,929	54,550
General and administrative	24,783	19,102	44,249	39,153
Stock-based compensation expense	$77,281	$64,357	$145,964	$113,628